SCHEDULE 14A INFORMATION

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The Valspar Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 17, 2011

The annual meeting of stockholders of The Valspar Corporation will be held at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415 on Thursday, February 17, 2011 at 11:00 A.M., for the following purposes:

Proposal 1	To elect as directors (Class I) the three individuals nominated by the Board of Directors for a term of three years;

Proposal 2	To cast an advisory vote on the Corporation’s executive compensation (“Say-on-Pay” vote);

Proposal 3	To cast an advisory vote on the frequency for a stockholders’ advisory vote on the Corporation’s executive compensation (“Frequency” vote);

Proposal 4	To ratify the appointment of the independent registered public accounting firm to examine the Corporation’s accounts for the fiscal year ending October 28, 2011; and

To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on December 27, 2010 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.  A copy of the Annual Report for the year ended October 29, 2010 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Materials:
January 14, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held February 17, 2011
The following materials, also included with this Notice, are available for view on the Internet:
• Proxy Statement for the Annual Meeting of Stockholders • Annual Report to Stockholders, including Form 10-K, for the year ended October 29, 2010
To view the Proxy Statement or Annual Report to Stockholders, visit: http://bnymellon.mobular.net/bnymellon/val

IMPORTANT NOTICE TO STREET NAME HOLDERS

IN CONNECTION WITH RECENT CHANGES IN APPLICABLE RULES, BENEFICIAL OWNERS OF SHARES HELD IN BROKER ACCOUNTS ARE ADVISED AS FOLLOWS: IF YOU DO NOT TIMELY PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED IN CONNECTION WITH PROPOSALS 1, 2 AND 3.

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

The Valspar Corporation

901 – 3rd Avenue South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 17, 2011

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form.  Shares will be voted in the manner directed by the stockholders; provided, however, that if a stockholder delivers a proxy without giving any direction, the shares will be voted as recommended by the Corporation’s Board of Directors.  A stockholder delivering a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

Registered stockholders may vote in one of three ways:  By completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law.  Specific instructions for using these methods are set forth on the enclosed proxy card.  The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Proxies are being solicited by mail.  In addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone or letter at no additional compensation to them.  The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of our common stock.  In addition, the Corporation has retained Morrow & Co., LLC (“Morrow”) as a proxy consultant and to act as a proxy solicitor in conjunction with the Annual Meeting.  Under the terms of an agreement dated December 1, 2010, the Corporation has agreed to pay $25,000, plus reasonable out-of-pocket expenses, to Morrow for its consulting and proxy solicitation services.

If a stockholder delivers a proxy and abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter.  Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.  Accordingly, an abstention on any matter other than the election of directors or the Frequency vote, both of which use a plurality standard, will have the same effect as a vote against that matter.

A “street name” holder is the beneficial owner of shares held in a stock brokerage account or by a bank, trust or other nominee.  Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by it.  If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others.  If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote.  Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.  Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

Street name holders of shares held in broker accounts should be aware of changes in voting rules that will affect whether their shares will be voted in the election of directors, executive compensation and frequency voting on executive compensation.  Under applicable New York Stock Exchange Rules relating to the discretionary voting of proxies by brokers, brokers will no longer be permitted to vote shares with respect to the election of directors, executive compensation and frequency voting on executive compensation without instructions from the beneficial owner.  However, brokers will still be able to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner.  Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals 1, 2 and 3.

PROPOSAL 1

Election of Directors

In accordance with the Corporation’s By-Laws, we may have up to twelve directors, divided into three classes.  Each class consists of four seats, with each director serving a term of three years.  There are currently eleven directors serving on the Board of Directors.  The terms of Class I directors will expire at the Annual Meeting.

The Board of Directors has nominated Ian R. Friendly, Janel S. Haugarth and William L. Mansfield for re-election as Class I directors.  Charles W. Gaillard, presently a Class III director, will retire from the Board following 11 years of service immediately prior to the 2011 Annual Meeting of Stockholders.  William M. Cook, a Class III director, was appointed to the Board of Directors on April 23, 2010.  Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class I below, to hold office until the annual meeting in 2014 and until their successors are elected and qualify.  If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs.  The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

CLASS I Nominees for Term Expiring in 2014
Ian R. Friendly Director since 2009 Age — 50	Executive Vice President; Chief Operating Officer, U.S. Retail, General Mills, Inc.

Mr. Friendly has held his present positions as Executive Vice President and Chief Operating Officer, U.S. Retail, General Mills, Inc., since June 2006.  Prior to 2006, Mr. Friendly served as Chief Executive Officer, Cereal Partners Worldwide, a joint venture between General Mills and Nestle, from June 2004 to May 2006.

Mr. Friendly brings to the Board valuable retail and operating experience with a well-known branded consumer products company.  Mr. Friendly’s qualifications to serve as a director include his extensive experience in building brands, launching new products and marketing, all of which are especially relevant to the Corporation’s Consumer product line.  Mr. Friendly also offers a global business perspective to the Board, based on his experience with Cereal Partners Worldwide, a joint venture between General Mills and Nestle.

Janel S. Haugarth Director since 2007 Age — 55	Executive Vice President; President and Chief Operating Officer, Supply Chain Services, SUPERVALU INC.

Ms. Haugarth has held her present positions as Executive Vice President; President and Chief Operating Officer, Supply Chain Services, of SUPERVALU INC., which operates retail food stores and provides food distribution and other supply chain services, since May 2006.  Prior to 2006, Ms. Haugarth served as Senior Vice President; President and Chief Operating Officer, Supply Chain Services since May 2005.  Prior to 2005, Ms. Haugarth served as Region President, Northern and Northwest Regions of SUPERVALU INC. since October 2000.

Ms. Haugarth brings extensive retail, distribution and supply chain experience to the Board.  Ms. Haugarth’s current responsibilities as the President and Chief Operating Officer of Supply Chain Services for SUPERVALU INC. are particularly relevant to the Corporation and the Board, given the importance of purchasing and supply chain functions to the Corporation’s operations.  Ms. Haugarth’s background and experience make her well qualified to serve as a director of the Corporation.

William L. Mansfield Director since 2005 Age — 62	Chairman and Chief Executive Officer, The Valspar Corporation

Mr. Mansfield has held his present position as Chairman since August 2007 and Chief Executive Officer since February 2005.  Mr. Mansfield served as President from February 2005 through February 2008.  Prior to 2005, Mr. Mansfield served as Executive Vice President and Chief Operating Officer since April 2004.

Mr. Mansfield has led the Corporation as its Chief Executive Officer for six years and as its Chairman for more than three years.  As the Chief Executive Officer of the Corporation, Mr. Mansfield’s broad and deep experience with strategic planning, operations, financial performance and investor relations for the Corporation are particularly valued by the Board of Directors.  He is in the best position to understand the Corporation’s strategies, opportunities and business risks.  Mr. Mansfield has been instrumental in developing and implementing the Corporation’s strategies of building brands, developing leading-edge technologies and expanding its global presence, including through acquisitions.  As the Chairman of the Board of Directors, he leads the Board of Directors and facilitates communication between management and the Board of Directors.

CLASS II Directors Continuing in Office Until 2012
John S. Bode Director since 2005 Age — 62	Retired Partner, KPMG LLP

Mr. Bode retired as Partner from KPMG LLP in January 2005.  Mr. Bode was elected to the partnership in 1981.  Prior to his retirement, Mr. Bode served as a Global Lead Partner.  Mr. Bode currently provides various consulting services to certain companies and organizations.  Mr. Bode is also a director of Titan Machinery Inc.

Mr. Bode brings to the Board many years of experience as the lead audit partner for clients in the consumer products, manufacturing and other industries.  Mr. Bode is well qualified to serve as a director based on his experience with accounting principles, financial controls and evaluating financial statements of public companies, particularly from an auditor’s perspective.  Mr. Bode also serves as an independent director and committee chair for another public company, Titan Machinery Inc., a leading network of agricultural and construction equipment stores in the United States.

Jeffrey H. Curler Director since 1997 Age — 60	Executive Chairman, Bemis Company, Inc.

Mr. Curler has held his present position as Executive Chairman of Bemis Company, Inc., a manufacturer of flexible packaging products and pressure sensitive materials, since May 2005 and was Chief Executive Officer from May 2000 through January 2008.  Mr. Curler previously served as President from May 1996 through July 2007.  Mr. Curler is also a director of Bemis Company, Inc.

Mr. Curler brings to the Board many years of experience as the Chairman, and previously the Chief Executive Officer, of Bemis Company, Inc.  He also has significant expertise in chemical engineering and the packaging industry, both of which are highly relevant to the Corporation’s business.  Mr. Curler’s leadership skills, industry background and experience make him well qualified to serve as the Corporation’s Lead Director.

Stephen D. Newlin Director since 2007 Age — 57	Chairman, President and Chief Executive Officer, PolyOne Corporation

Mr. Newlin has held his present positions as Chairman, President and Chief Executive Officer of PolyOne Corporation, a global provider of specialized polymer materials, services and solutions, since February 2006.  Prior to 2006, Mr. Newlin served as President – Industrial Sector of Ecolab, Inc., a global developer and marketer of cleaning and sanitizing specialty chemicals, products and services, since 2003.  Mr. Newlin is also a director of PolyOne Corporation and Black Hills Corporation.

Mr. Newlin brings to the Board his leadership skills and experience as Chairman and Chief Executive Officer of PolyOne Corporation, a global provider of specialty polymer materials.  Mr. Newlin’s current position, background and experience with the specialty chemicals industry make him well qualified to serve as a director of the Corporation.  Mr. Newlin is also a director of another public company, Black Hills Corporation, a diversified energy holding company.

CLASS III Directors Continuing in Office Until 2013
William M. Cook Director since April 2010 Age — 57	Chairman, Chief Executive Officer and President, Donaldson Company, Inc.

Mr. Cook has held his position as Chairman of Donaldson Company, Inc., a global provider of air and liquid filtration systems, since August 2005, and his positions as Chief Executive Officer and President since August 2004.  Prior to 2004, Mr. Cook served as Senior Vice President and Chief Financial Officer since 2001.  Mr. Cook is also a director of Donaldson Company, Inc. and IDEX Corporation.

Mr. Cook brings to the Board many years of experience as the Chairman, President and Chief Executive Officer of Donaldson Company, Inc.  Donaldson operates globally and has a particular focus on research and development, giving Mr. Cook an understanding of the dynamics and challenges of developing new products and technologies for global markets.  Mr. Cook’s leadership, background and experience qualify him to serve as a director of the Corporation.  Mr. Cook also serves as a director of another public company, IDEX Corporation, an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment and fire, safety and other products.

Gary E. Hendrickson Director since 2009 Age — 54	President and Chief Operating Officer, The Valspar Corporation

Mr. Hendrickson has held his present positions as President and Chief Operating Officer since February 2008.  Mr. Hendrickson served as Senior Vice President from July 2005 through February 2008.  Prior to 2005, Mr. Hendrickson served as Group Vice President-Global Wood since April 2004.  Mr. Hendrickson is also a director of Stepan Company.

As the President and Chief Operating Officer of the Corporation, Mr. Hendrickson has served the Corporation for many years in roles of increasing responsibility.  He spent six years abroad as a regional executive in Asia Pacific, a strategic and fast-growing region.  His familiarity with all aspects of the business and its operations, both in the U.S. and internationally, and experience with key customers and acquisitions qualify him to serve as a director.  Mr. Hendrickson also serves as a director of another public company, Stepan Company, a global manufacturer of specialty and intermediate chemicals used in consumer products and industrial applications.

Mae C. Jemison, M.D. Director since 2002 Age — 54	President, The Jemison Group, Inc.

Dr. Jemison has been President of The Jemison Group, Inc. since 1993.  The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users.  She has also been President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000.  Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide.  She was a Professor Environmental Studies at Dartmouth College from 1996 to 2002.  From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992.  Dr. Jemison is also a director of Scholastic, Inc., a publishing company, and Kimberly-Clark Corporation and a member of the Institute of Medicine of the National Academy of Sciences.

Dr. Jemison brings a strong science and technology background to the Board, including product innovation and strategy experience.  She also has substantial board and committee experience as an independent director of other publicly held companies, including Scholastic, Inc. and Kimberly-Clark Corporation.  Her educational and professional achievements and numerous public and private advisory and leadership roles offer broad experience and a unique viewpoint for the Board of Directors and qualify her to serve as a director of the Corporation.

Gregory R. Palen Director since 1992 Age — 55	Chairman, Spectro Alloys Corporation; Chairman, Botanic Oil Innovations, Inc.

Mr. Palen has held his present position as Chairman of Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989.  He is also Chairman of Botanic Oil Innovations, Inc., a pharmaceutical and food supplement company, since 2006.  Mr. Palen is also the non-executive Chairman of Polaris Industries Inc. and serves as a director of various private companies and non-profit organizations.

Mr. Palen is a successful entrepreneur with extensive experience as a board member of numerous public and private companies, including his role as the non-executive Chairman of Polaris Industries Inc., a global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles.  Mr. Palen’s extensive experience as a director of the Corporation and other public companies, as well as his entrepreneurial background and leadership qualities, make him well qualified to serve as a director of the Corporation.

CORPORATE GOVERNANCE

General

We are committed to good corporate governance practices.  These practices provide a framework in which our Board of Directors and management can pursue the strategic objectives of Valspar and ensure the long-term success of the Corporation for the benefit of our stockholders.

The cornerstone of our corporate governance practices is an independent and qualified Board of Directors.  All standing Board committees are composed entirely of independent directors.  Each of the Nominating and Governance, Audit and Compensation Committees operate under a charter in order to focus the work of the committee and to ensure that the Board of Directors as a whole is addressing key functions.  Each committee reviews its charter on an annual basis.

Structure of Board

In accordance with our By-Laws, the Corporation may have up to twelve directors, divided into three classes of four directors each.  There are currently eleven directors serving on the Board of Directors.  Each director serves a term of three years under our staggered board structure.  The directors believe that the staggered structure of the Board facilitates long-term strategic planning and succession, allowing directors to oversee risks and opportunities for the long-term success of the Corporation and the benefit of our stockholders.

Board Standards and Objectives

The Board of Directors carefully evaluates each incoming director candidate based on selection criteria and overall priorities for Board composition that are re-examined periodically by the Nominating and Governance Committee with input from the rest of the directors.  As our directors’ commitments or responsibilities change, the Board re-evaluates their situations to ensure they can continue to serve in the best interests of the Corporation and its stockholders.  We also require high standards of ethics from our directors and management as described in our Code of Ethics and Business Conduct.  In carrying out their duties and responsibilities, directors are guided by the following performance objectives, which are stated in the Corporation’s Principles of Corporate Governance:

•	Follow the Corporation’s Code of Ethics and Business Conduct

•	Represent the interests of stockholders and other stakeholders

•	Demonstrate good knowledge of the Corporation and its business and exercise good judgment in representing the interests of stockholders and other stakeholders

•	Participate in Board processes and activities in a meaningful way

•	Communicate openly and freely with other Board members and management

•	Provide expertise based on the director’s relevant experience

•	Provide vision and leadership for the Corporation

•	Maintain a good reputation and standing in the business and professional communities in which the director operates

Public Availability of Governance Documents and Public Reports

Our Principles of Corporate Governance, and the charters of the Nominating and Governance, Audit and Compensation Committees are available on the “Investors – Corporate Governance” section of the Corporation’s website at www.valsparglobal.com.

The Corporation’s Code of Ethics and Business Conduct is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com.  Our Code of Ethics and Business Conduct applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grants any waivers of or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, we will disclose the matter through our website.

The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investors – Financial Information” section of the Corporation’s website at www.valsparglobal.com the same day the reports are filed with the Securities and Exchange Commission (“SEC”).

Director Independence

The Board believes that a majority of its members, and all members of each standing committee, should be independent, non-employee directors.  Currently, only two of our eleven Board members are employees of the Corporation.  The Board has established standards consistent with the current listing standards of the New York Stock Exchange for determining director independence.

The Board annually reviews all relationships that directors have with the Corporation to determine whether the directors are independent.  Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Corporation, are not an affiliated person of the Corporation or its subsidiaries and are independent within the meaning of applicable laws, regulations and the NYSE listing requirements.  The independent members of the Board meet regularly without any members of management present.  In accordance with our Corporate Governance Guidelines, Mr. Curler, as Governance Chair and Lead Director, presides at executive sessions.  Only independent directors serve on our Audit, Compensation and Nominating and Governance (“Governance”) Committees.

The Board has determined that a majority of the members of the Board are considered “independent” under applicable NYSE listing standards.  The members of the Board deemed independent are John S. Bode, William M. Cook, Jeffrey H. Curler, Ian R. Friendly, Charles W. Gaillard, Janel S. Haugarth, Mae C. Jemison, Stephen D. Newlin and Gregory R. Palen.  Mr. Newlin is the Chairman, President and Chief Executive Officer of PolyOne Corporation, and Mr. Cook is the Chairman, Chief Executive Officer and President of Donaldson Company, Inc., each of which supplies certain products to the Corporation.  See “Certain Relationships and Related Transactions” below.  The Board considered these relationships in determining that Mr. Newlin and Mr. Cook are each independent.

Certain Relationships and Related Transactions

The Board has adopted a written Related Person Transaction Policy.  This policy is intended to supplement, and not to replace or supersede, the provisions of any other corporate policy, including but not limited to the Corporation’s Principles of Corporate Governance and Code of Ethics and Business Conduct.  The Related Person Transaction Policy is available on the “Investors – Corporate Governance” section of our website at www.valsparglobal.com, as Exhibit 11 to the Principles of Corporate Governance.  The Audit Committee is responsible for reviewing and approving all related person transactions and has also adopted standing pre-approvals for certain categories of transactions with related persons:

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Certain transactions with other companies.  Any transaction with another company in which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $500,000 or 1% of that company’s or the Corporation’s total annual revenues.

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Transactions where all stockholders receive proportional benefits.  Any transaction where the related person’s interest arises solely from the ownership of the Corporation’s common stock, and all holders of the Corporation’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions not exceeding $100,000. Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $100,000, when aggregated with all similar transactions.

Stephen D. Newlin, a member of the Board of Directors of the Corporation, is the Chairman, President and Chief Executive Officer of PolyOne Corporation (“PolyOne”), which supplies certain products to the Corporation.  In fiscal 2010, PolyOne sold products to the Corporation with an aggregate purchase price of approximately $5.9 million.  The Board of Directors reviewed these transactions, which were entered into in the ordinary course of business, and determined that they did not affect Mr. Newlin’s independence.

William M. Cook, a member of the Board of Directors of the Corporation, is the Chairman, Chief Executive Officer and President of Donaldson Company, Inc. (“Donaldson”), which supplies certain products to the Corporation.  In fiscal 2010, Donaldson sold products to the Corporation with an aggregate purchase price of approximately $131,000.  The Board of Directors reviewed these transactions, which were entered into in the ordinary course of business, and determined that they did not affect Mr. Cook’s independence.

Director Nomination Process

The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors.  Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders.  Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440, along with the written consent of such nominee to serve as a director if so elected.  Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations.  The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.  The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following:  (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings, and (d) any potential concerns regarding independence or conflicts of interest.

Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate.  It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate.  At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflict-of-interest assessment for the candidate.  The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors.  A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process.  Any nominee recommended by a stockholder would be subject to the same process.

When the full Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole.  The Board of Directors has not adopted a specific policy with regard to diversity, but the Board views and seeks diversity in its broadest sense, which includes independence, integrity, judgment, experience, financial acumen, education, gender, ethnicity and leadership qualities.

Upon recommendation to the full Board by the Governance Committee, Mr. Cook was elected in April 2010 after following the process described above.  He was originally identified through a search conducted by the Governance Committee.

Board Leadership

The Chairman of the Board leads the Board and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making.  The Chairman also serves as the principal liaison between the Board and our management.

The Board does not have a policy as to whether the Chairman should be an independent director or a member of management.  Instead, the Board selects the Corporation’s Chairman based on what it determines to be in the best interests of the Corporation’s stockholders.  At this time, William L. Mansfield serves as both the Chairman and Chief Executive Officer of the Corporation.  The Board believes that Mr. Mansfield’s long service, experience and background serve the best interests of the Corporation and its stockholders and that he is well qualified to lead the Corporation and its Board of Directors.  When the Chairman is a member of management (as is currently the case), the Chair of the Governance Committee, an independent director, also serves as Lead Director.  Jeffrey H. Curler currently serves as Lead Director.  As the Chair of the Governance Committee, he is responsible for performing the duties specified in the Corporation’s Principles of Corporate Governance, including facilitating communications between the Board and the Chief Executive Officer, and such other duties as are determined by the independent directors.

Board Role in Risk Management

The Board believes that effective enterprise risk management must be an integral part of Board and committee deliberations and activities throughout the year.

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The Audit Committee reviews annually the Corporation’s enterprise risk management process and a comprehensive assessment of key financial, operational and strategy risks identified by management, as well as mitigating practices.  The Audit Committee reports on this process and its conclusions to the full Board of Directors.

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The full Board of Directors discusses risks related to the Corporation’s annual financial plan and budget each fiscal year and risks related to the Corporation’s strategy at meetings where the strategy is presented and reviewed.

•

The Board of Directors also encourages management to promote a corporate culture that integrates risk management into the Corporation’s strategy and day-to-day business operations in a way that is consistent with the Corporation’s targeted risk profile.

Through these processes, the Board oversees a system to identify, assess and address material risks to the Corporation on a timely basis.

Board Committees and Functions

The standing committees of the Board of Directors for 2010 were as follows:

Name of Committee	Membership

Executive Committee	Jeffrey H. Curler, William L. Mansfield – Chair and Gregory R. Palen

Audit Committee	John S. Bode – Chair, Ian R. Friendly, Janel S. Haugarth and Mae C. Jemison

Compensation Committee	William M. Cook, Jeffrey H. Curler, Charles W. Gaillard, Stephen D. Newlin and Gregory R. Palen – Chair

Nominating and Governance Committee	John S. Bode, Jeffrey H. Curler – Chair, Charles W. Gaillard, Stephen D. Newlin and Gregory R. Palen

The Board of Directors met six times during fiscal 2010.

The Executive Committee, in accordance with the Principles of Corporate Governance, generally meets or acts only in emergencies or when requested by the full Board.  The Executive Committee did not meet or act during the fiscal year.

The Audit Committee held four meetings during the fiscal year.  The Audit Committee Chair also held four meetings with management and the Independent Auditors prior to quarterly earnings releases.  The duties and activities of the Audit Committee are described in the Audit Committee Report beginning on page 33.  All members of the Audit Committee are “independent” under the applicable listing standards of the New York Stock Exchange (“NYSE”) and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934.  The Board has determined that each Audit Committee member is financially literate and has determined that at least one member of the Audit Committee, John S. Bode, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee is responsible for all matters relating to compensation of senior management and directors and for adoption and administration of employee compensation and benefit plans.  All members of the Compensation Committee are independent under the applicable listing standards of the NYSE.  The Compensation Committee held three meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, employees and directors.

The Compensation Committee may not delegate its responsibility of overseeing executive officer and director compensation, but may, and has, delegated to management certain administrative aspects of the Corporation’s compensation plans which do not involve setting compensation levels for executive officers and directors.  Additional information on the role of management and compensation consultants in our compensation process is contained in the Compensation Discussion and Analysis beginning on page 10.

The Governance Committee held four meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance.  All members of the Governance Committee are independent under the applicable listing standards of the NYSE.

During fiscal 2010, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Newlin, who attended 9 of 13 such meetings.

Communications with Certain Directors

The Chair of the Governance Committee, currently Mr. Curler, presides at regularly scheduled executive sessions of the non-management directors.  Stockholders and other interested parties wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address.

Compensation Risk Analysis

The design of our compensation policies and practices, including those applicable to our executive officers, does not encourage taking unnecessary or excessive risks that could harm the Corporation’s long-term value.  Features of our compensation policies and practices include, among other things:

•	A balanced mix of short-term and long-term performance awards and cash and equity awards;

•	Long-term incentives consisting of stock options and performance-based restricted stock which utilizes a balanced mix of performance measures;

•	Ranges of performance that ultimately determine incentive compensation payouts, rather than a single performance target providing an “all or nothing” basis for incentive compensation;

•	Caps on our executive incentive compensation programs that limit excessive payments; and

•	Incentive compensation payouts that are subject to Compensation Committee approval.

In addition, Meridian Compensation Partners, LLC, an outside compensation consulting firm retained by the Compensation Committee, periodically benchmarks our executive compensation program and award opportunities against those of peer group companies.  Meridian has concluded that our compensation program and award opportunities, and our historical payouts, have been and remain competitive, but not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the following Compensation Discussion and Analysis section with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2010 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

William M. Cook Jeffrey H. Curler Charles W. Gaillard	Stephen D. Newlin Gregory R. Palen, Chair

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2010, we achieved net income of $224.5 million, a 29.8% increase over fiscal 2009, and pre-tax return on capital of 14.8%, a 280 basis point increase over fiscal 2009.  Sales increased in fiscal 2010 to $3.22 billion, a 11.8% increase over fiscal 2009.  These results exclude restructuring charges and benefits or charges related to 2010 asset sales and acquisitions.  We exceeded our fiscal 2010 financial performance goals for net income, net sales and pre-tax return on capital.

We believe the Corporation’s executive compensation philosophy, policies and practices promote the long-term success of the Corporation and its stockholders.  Under Proposal 2 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of approving the Corporation’s compensation for its named executive officers as disclosed in the Proxy Statement (“Say-on-Pay” vote).  Under Proposal 3 in this Proxy Statement, we are recommending that stockholders cast their advisory vote in favor of conducting an advisory Say-on-Pay vote every three years (“Frequency” vote), as we believe this frequency will allow the Board of Directors and the stockholders sufficient time to evaluate the long-term effectiveness of the Corporation’s executive compensation philosophy, policies and practices.  In addition, a triennial vote will allow the stockholders to provide regular input to the Corporation and its directors about executive compensation on a timetable consistent with the Corporation’s long-term incentive program.

This discussion and analysis describes our compensation objectives and the elements of our compensation program for executive officers for the year ended October 29, 2010 (“fiscal 2010”).  The broad objectives of our executive compensation program are to:

1	Pay for objective financial performance

2	Align the interests of executives and stockholders

3	Attract and retain qualified, experienced executives

We seek to achieve these objectives by providing an executive compensation program with short and long term compensation elements, including a competitive base salary, stock option grants, a performance-based annual cash bonus and performance-based restricted stock.

Compensation Program Objectives

Pay for Performance.  A significant portion of the compensation for each executive is based on performance against financial objectives established by the Committee.  Key elements of compensation that depend on performance include:

•

Annual Incentive Bonus — based on performance against goals for financial measures (such as growth in net sales, net income and pre-tax return on capital) established in the first quarter of the fiscal year.

•	Restricted Stock — based on performance against the same goals for financial measures established for the annual incentive bonus, subject to vesting requirements.

Alignment with Stockholder Interests.  We want our executives to have a significant personal financial stake in the value of the common stock of the Corporation.  The stock options and restricted stock we grant align directly the interests of our executives and stockholders, as these grants to executives increase in value as our stock price increases.

Other types of awards increase this alignment indirectly.  Annual incentive bonuses and restricted stock awards to named executives are earned based on achievement of financial performance measures (such as growth in net sales, net income and pre-tax return on capital).  We believe that superior performance on these measures increases stockholder value over the long term.

We have agreements with the five executives identified in the 2010 Summary Compensation Table beginning on page 17 (referred to as our “named executives”) that would provide for their continued employment for, or compensation in the event their employment is terminated, during the two-year period after a change in control, such as an acquisition or merger in which Valspar is not the surviving company.  These agreements reduce the likelihood of an executive leaving the company due to uncertainty surrounding an acquisition, which could serve to reduce management disruption and increase the value of the company to a potential acquirer.  These agreements also help the named executives stay focused on maximizing stockholder value, without the distraction caused by the prospect of losing their compensation upon a change in control.  In addition, outstanding stock options and restricted stock awards vest immediately upon a change in control.

Attract and Retain Management.  Our compensation program is intended to attract qualified executives and to promote retention of our experienced management team.  The named executives have a combined total of more than 80 years of service with Valspar, during which they have held different positions and have been promoted to increasing levels of responsibility.

The Committee performs periodic assessments of the competitive nature of the different elements of our compensation program.  We use benchmark studies to help determine whether the total compensation of our executive officers is competitive with compensation offered by comparable companies.  In addition to compensation opportunities, we believe that our severance pay policies and change in control agreements help us hire and retain qualified executives.

The vesting features of our long-term incentives promote retention by encouraging executives to remain employed by the Corporation.  Generally, stock options and restricted stock fully vest over three or more years.

Mr. Mansfield, our CEO, has a supplemental executive retirement plan (SERP) that will provide him with benefits upon his retirement that increase in value with each year that he remains actively employed by us through age 65.

The chart below indicates how each element of our fiscal 2010 executive compensation program was intended to achieve our stated compensation objectives of paying for objective financial performance, aligning the interests of executives and stockholders and attracting and retaining qualified, experienced executives.

2010 Compensation Element	Performance	Alignment	Attract and Retain	Comments
Base Salary			✓

Salary is based on experience and responsibilities, with market review compared to peer group to maintain salary at competitive levels.

Corporate financial performance can affect the timing and amount of adjustments.

Bonus	✓	✓	✓

Annual incentive bonus is based on objective financial performance measures (such as growth in net sales, net income and pre-tax return on capital) and aligned with measures considered to enhance stockholder value.

Bonus target is based on a competitive assessment of comparable positions.

Stock Options		✓	✓

Three-year vesting has retention value.

Future option value is based on share appreciation, which enhances alignment with stockholder interests.

Option amount based on competitive assessment of long-term incentive value for comparable positions.

Restricted Stock	✓	✓	✓

Direct ownership creates immediate alignment with stockholder interests, and three-year vesting has retention value.

Restricted stock is earned by the named executives, based on performance against objective financial measures.

Change in Control		✓	✓	Provides alignment in change of control situation by removing job loss concern and has retention value.
SERP			✓	Benefits increase each year Mr. Mansfield remains employed by Valspar through age 65.
Other Compensation			✓	Perquisites and other compensation are at competitive levels to attract and retain talented executives.

Compensation Program Elements Awarded in Fiscal 2010

Consistent with our overall compensation objectives, we seek to provide a market-competitive mix of annual bonus and long-term incentive opportunities and to ensure that program participants, including our executives, understand the drivers of incentive opportunities available to them.  The elements of this program are set forth in the Key Employee Annual Bonus Plan (the “Key Employee Plan”).  The program places a significant portion of compensation at risk each fiscal year and rewards strong performance and long-term value creation.

Base Salary.  Salary adjustments for executive officers are generally considered annually.  As described on page 15 under “Competitive Assessments,” in setting each named executive’s base salary, the Committee reviews compensation studies periodically provided by an independent compensation consultant to help determine whether the compensation of our executive officers is competitive with compensation offered by comparable companies to individuals in comparable positions.  The Committee also considers each executive’s experience, responsibilities relative to peers, internal pay equity and the financial performance of the Corporation.  In June 2010, the Committee considered the results of a compensation study conducted by an independent compensation consultant and approved an increase in the base salaries of the named executives.  The base salary of the named executives increased by an average of 4.6% from fiscal 2008 to fiscal 2010 (base salaries were not increased in fiscal 2009 as the Committee considered current salaries of officers along with business conditions and decided not to adjust officer salaries).

Bonus.  The Committee establishes annual incentive bonus targets for each officer, expressed as a percentage of his or her respective base salary.  In establishing the incentive bonus targets, the Committee considers annual bonus targets compiled periodically for corresponding positions at peer group companies, last evaluated in 2010, and internal pay equity among Valspar executives.  The annual incentive bonus for each of the executive officers for 2010 was based upon (1) an incentive bonus target for the executive, equal to a predetermined percentage of actual base salary earned during the fiscal year, and (2) our actual corporate performance with respect to financial performance goals established by the Committee.

In the first quarter of fiscal 2010, the Committee established each executive’s incentive bonus target as a percentage of base salary based on position, ranging from 60.0% to 110.0% of base salary for the named executives.  In establishing the target percentages, the Committee considers several factors including the scope and responsibilities of each position, bonus target percentages for similar roles at peer group companies as established through recent benchmark studies and relative internal equity.

In the first quarter, the Committee also established specific performance goals for the named executives.  The performance goals for executives are based on financial measures (such as gross or net sales, expenses as a percentage of net sales, inventory turns, profits, return on average equity and cash flow), either on an absolute basis or a comparative basis with other fiscal years.  Payouts for fiscal 2010 were based on corporate financial performance relative to the following financial measures – growth in net income, pre-tax return on capital and net sales.  At the end of the fiscal year, if the executive remained employed by us, the executive was entitled to receive a cash bonus based on achievement of each of the performance goals.  Potential payouts range from zero for performance less than or equal to the previous year’s results, adjusted for the cost of restructuring and non-recurring gains or charges from acquisitions and divestitures, to 200% of the incentive bonus target for exceptional performance.

The Committee established fiscal 2010 performance goals for the named executives in two tiers:

•

basic performance goals based on three financial measures: net income growth (weighted 60% as a component of the bonus), growth in pre-tax return on capital (a variant of return on equity) (weighted 20%) and net sales growth (weighted 20%), with a payout of up to 100% of the named executive’s incentive bonus target for performance equal to these basic goals; and

•

additional incentive performance goals for exceptional corporate performance based on two financial measures:  net income growth (weighted 50%) and growth in pre-tax return on capital (weighted 50%), with an additional payout of up to 100% of the named executive’s incentive bonus target for performance equal to these additional goals.  Payout for additional goals would only apply if performance on one or both of these measures exceeded the 100% payout level against the basic performance goals.

In the first quarter of fiscal 2010, the Committee established the following performance goals for each of the financial performance measures:

Basic Performance Goals — 100% Potential Maximum Payout

USD (000s)	Entry Point: 0% Payout	Basic Goal: 100% Payout	Weighting
Net Income	$178,986	$193,300	60%
Pre-Tax Return on Capital	12.0%	13.7%	20%
Net Sales	$2,879,042	$3,028,413	20%

Additional Incentive Performance Goals — 100% Potential Additional Payout

USD (000s)	Entry Point: No Additional Bonus	Additional Goal: 100% Payout	Weighting
Net Income	$193,300	$212,000	50%
Pre-Tax Return on Capital	13.7%	14.9%	50%

The basic performance goals were established so that achievement of the 100% payout would represent strong performance in each of the financial measures, based on prior year performance and general economic conditions, and be difficult, but achievable.  The additional incentive performance goals were established to incent and reward exceptional performance in net income and pre-tax return on capital.  As an indication of the difficulty of achieving our performance goals, the average payout for achievement of corporate performance goals (including payouts for achievement of the additional incentive performance goals where applicable) for the past five years has ranged from 10.1% to 195.8% of the total targeted incentive bonus levels.

In fiscal 2010, we achieved net income of $224.5 million, pre-tax return on capital (a variation of return on equity) of 14.8% and net sales of $3.22 billion (excluding restructuring charges and benefits or charges related to 2010 asset sales and acquisitions, as noted below).  The Committee excluded after-tax restructuring charges of $7.7 million from the performance goals.  These charges were incurred in 2010 and were excluded from the performance goals so as not to penalize employees for taking restructuring actions in the long-term best interests of Valspar and its stockholders.  The Committee also excluded an after-tax gain of $8.5 million from the sale of assets to DIC, an after-tax charge of $3.2 million for Wattyl acquisition fees and the 2010 operating results of Wattyl (net sales of $9.4M).  Based on our 2010 financial performance, the Corporation achieved the basic goals and achieved the additional incentive goals for net income and pre-tax return on capital (both exclude the above restructuring charges, gain from sale of assets and acquisition impacts).  Therefore, the incentive bonus payouts represented 195.2% to 195.8% of the incentive bonus target, with the resulting bonuses representing a range of 117.1% to 215.4% of base salary for the named executives.

Stock Options and Restricted Stock (Long-Term Incentives).  Long-term incentive opportunities are provided in the form of stock options and performance-based restricted stock.

Under our executive compensation program, the Committee establishes a Long-Term Incentive Target Value (“LTI Target”) for each participant annually.  In setting the individual LTI Targets, the Committee considers the long-term incentive levels for like positions at peer group companies, as well as relative internal pay equity and the potential long-term incentive opportunities that had been provided to executives under our former executive compensation program.  Half of the LTI Target for each year is granted in the form of a stock option.  The other half of the LTI Target represents a targeted level of restricted stock that can be earned, contingent on achievement of financial performance goals for the fiscal year.

The actual value of the restricted stock award will range from zero to 125% of the target level, depending on performance during the fiscal year against the goals set by the Committee.  The performance goals for restricted stock are the same as the basic performance goals established for the basic component of the annual incentive bonus, as described above.

Restricted stock awards are made after the end of the fiscal year based on achievement of the performance goals established in the first quarter of the year.  Restricted stock awards are subject to forfeiture for three years from the date of grant if the participant’s employment with Valspar terminates for any reason other than death, disability, retirement or a change in control of Valspar.

The future value of these stock options and restricted stock awards depends on the value of Valspar’s common stock, thus aligning the interests of the named executives with stockholder interests.  By linking the amounts of these incentives to the amounts of long-term incentives granted to executives at competitive companies, the program assists Valspar to attract and retain talented executives.  Further, the amount of restricted stock awards is designed to reward performance based on objective financial measures, which are considered by the Committee to enhance stockholder value.

No Employment Agreements.  We do not have employment agreements with any of the named executives.  Our named executives serve at the will of the Board of Directors, which enables us to terminate their employment at any time.  However, we have entered into change in control agreements as described below.  Also, the Committee has adopted a policy of making severance payments equal to one year’s salary, and certain other benefits, to executive officers whose employment is terminated without cause as described in more detail under “Severance Policy for Officers” on page 23.  This policy is intended to assist in establishing standardized benefits for termination without cause and to induce all terminated officers to enter into three-year non-compete agreements with Valspar.

No Pension.  None of the named executives is eligible for a Valspar pension, but we have established an unfunded executive retirement plan for Mr. Mansfield as described below under “SERP for Chief Executive Officer.”

Change in Control Agreements.  We have entered into agreements with certain key employees, including the named executives, providing for the continued employment or compensation of the employees, and for the payment of other benefits, after a change in control of Valspar.  The Key Employee Plan, the 1991 Stock Option Plan, the 2001 Stock Incentive Plan and the 2009 Omnibus Equity Plan all provide that stock options and restricted stock granted under such plans all vest immediately upon a change in control of Valspar.  The change in control agreements for the named executives provide for a two-year employment term with the Corporation after the change in control, and a lump sum payment equal to three times an executive’s annual base salary and target annual bonus (plus three years of continued benefits) if such employment is terminated by the Corporation without cause or by the executive for good reason during the two-year employment term.  Further, the Corporation is required to reimburse the executive for excise taxes that might be payable by the executive with respect to these payments, as well as any excise or income taxes that may be payable with respect to the reimbursement.

Retirement.  Under Valspar’s Prior Plans, stock options and restricted stock granted to the named executives vest immediately upon retirement after age 60, or early retirement after age 55 with an executed non-compete agreement.  Effective for fiscal year 2009, stock options and fiscal year 2010 restricted stock granted to executives under the 2009 Omnibus Equity Plan will vest upon retirement after age 55 with an executed non-compete agreement.

SERP for Chief Executive Officer.  We established an unfunded supplemental executive retirement plan (a “SERP”) for Mr. Mansfield in connection with his promotion to Chief Executive Officer in 2005, at age 56.  We adopted a restated SERP for Mr. Mansfield in December 2008 to comply with Section 409A of the Internal Revenue Code and changes to Minnesota income tax laws.  The restated SERP benefits will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of the average of Mr. Mansfield’s highest five years of compensation over the ten years prior to termination, with such percentages ranging from 25% of the average compensation upon normal retirement at age 60 to 40% of the average compensation upon retirement at age 65.  This plan is a valuable retention tool because, although Mr. Mansfield first became eligible for benefits under the SERP during fiscal 2008 (when he reached the age of 60), his benefits under the SERP increase each year he remains with Valspar through age 65.

Other Compensation.  We provide perquisites and other benefits, as reflected in the table titled “2010 Components of All Other Compensation,” on page 18, to our named executives.  The perquisites may include physical examinations, a car allowance, financial counseling and tax preparation services, club dues, premium equivalent value for life insurance or other items.  We believe these benefits help the Corporation attract and retain qualified executives and are reasonable in amount.  Other benefits include dividends paid on restricted stock grants that are subject to a risk of forfeiture, an annual contribution by the Corporation to The Valspar Savings and Retirement Plan and a cash payment in lieu of retirement contributions that the named executives do not receive due to plan limitations.

Tying Fiscal 2010 Compensation Programs and Elements to Compensation Objectives

We rely on common sense and good judgment in making compensation decisions, based on our overall performance and the performance and responsibilities of the named executives.  We try to achieve a balance among our objectives of pay for performance, alignment with stockholders and management attraction and retention by offering a variety of compensation elements, each with specific goals or emphasis.  We work to achieve an appropriate mix of short and long-term compensation, as well as equity and cash compensation, to meet our objectives.  We establish performance goals for objective financial measures at the beginning of each year as a basis for the annual incentive bonus, and those performance goals are also used for restricted stock awards.  We maintain sufficient flexibility to allow us to retain and motivate our named executives to deliver long-term performance and value to stockholders and to align their interests with stockholder interests.

2010 Performance.  Our reported net income was $222.1 million.  Excluding after-tax restructuring charges of $7.7 million, an after-tax gain from the sale of assets of $8.5 million and an after-tax charge for Wattyl acquisition fees of $3.2 million, net income was 25.4% higher than the entry point for fiscal 2010 performance goals.  Our 2010 pre-tax return on capital, a variation of return on equity, was 14.8% (excluding the adjustments above), which was 280 basis points higher than the entry point for fiscal 2010 performance goals.  Our reported net sales were $3.23 billion.  Excluding the 2010 net sales of the Wattyl acquisition of $9.4 million, sales of $3.22 billion in fiscal 2010 were 11.7% higher than the entry point for fiscal 2010 performance goals.  The base salaries of the named executives were increased in 2010, and the bonus earned for corporate performance averaged 156.3% of salary (ranging from 117.1% to 215.4% of base salary for the named executives).  As a result of our fiscal 2010 performance with respect to net income, net sales and pre-tax return on capital (excluding the above restructuring charges, gain from sale of assets and acquisition impacts) against the 2010 performance goals, the annual incentive bonus and restricted stock awards for each of the named executives were higher for 2010 than for 2009.

Competitive Assessments.  The Committee engages outside compensation consultants from time to time.  In 2010, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”), to provide executive compensation advisory services, which included reviewing the effectiveness and competitiveness of our executive and director compensation programs and policies.  Other than services requested by the Committee, Meridian does not provide any services to Valspar.  We use compensation studies provided by Meridian as a benchmark to help determine whether the compensation of our named executives is competitive with compensation offered to executive officers at comparable companies.  To attract and retain experienced, qualified executives, we target compensation at the 50th percentile of our peer group for base salary and the 50th to 75th percentile for total compensation, contingent on achievement of our financial performance goals.

In June 2010, Meridian compared the compensation of our executives to those of a peer group consisting of 42 manufacturing, specialty chemical and consumer product companies with sales generally in the range of $1 billion to $8 billion.  For comparative purposes, pay data for peer group companies used to estimate the competitive market values for our executives was size adjusted by Meridian to ensure correlation to their individual revenue responsibilities.

The companies included in the peer group are listed below.

Air Products and Chemicals, Inc.	Ecolab Inc.	Olin Corporation
Avery Dennison Corporation	FMC Technologies	Packaging Corporation of America
Ball Corporation	H. B. Fuller Company	Pactiv Corporation
Boise Inc.	Harley-Davidson, Inc.	PolyOne Corporation
BorgWarner Inc.	The Hershey Company	PPG Industries, Inc.
Brunswick Corporation	Johnson Diversey	Rockwell Automation
The Clorox Company	Kennametal Inc.	RPM International Inc.
Cooper Industries plc	Kohler Company	S.C. Johnson Consumer Products
Corn Products International Inc.	Lennox International Inc.	The Scotts Miracle-Gro Company
Crane Co.	Martin Marietta Materials, Inc.	The Sherwin-Williams Company
Del Monte Foods Company	Masco Corporation	Thomas & Betts Corporation
Donaldson Company, Inc.	Molson Coors Brewing Company	Valmont Industries, Inc.
Dover Corporation	The Mosaic Company	Vulcan Materials Company
Eastman Chemical Company	Mueller Water Products, Inc.	W.W. Grainger, Inc.

Eighteen executive positions at Valspar were included in this benchmark study comparing base salary, annual incentives and long-term incentives with the peer group.  This study concluded that in aggregate our total compensation opportunities were within a competitive range of total compensation at peer group companies.  In addition to comparing compensation levels of our executives with compensation levels of executives in comparable positions at peer group companies, the Committee also considers internal pay equity among Valspar executives.

Roles of Compensation Committee and CEO

The Compensation Committee of our Board of Directors is responsible for all matters relating to compensation of senior management, including the named executives, adoption and administration of compensation and benefit plans and programs and determination and approval of compensation for the named executives, including the CEO.

The Committee has the authority to retain, manage and dismiss compensation consultants or other professionals, as it deems necessary or appropriate.  The Committee directs the work of such consultants and professionals, and decisions regarding compensation of our named executives are ultimately made by the Committee and, in the case of our Chairman and Chief Executive Officer, by the Board of Directors.  The Committee retained Meridian Compensation Partners, LLC during fiscal 2010 as a compensation consultant to assist the Committee with its evaluation and assessment of executive compensation.  Meridian did not provide any services to the Corporation, other than for the Committee, during fiscal 2010.  The Committee has not adopted a policy regarding any other services to be provided by Meridian.  If Meridian, or any other compensation consultant or professional that provides services to the Committee, would provide any other services to the Corporation, the Committee would establish a policy to limit such other services so as to avoid potential conflicts of interest on the part of such compensation consultant or professional.

To assist the Committee, the CEO and Senior Vice President, Human Resources, provide information and recommendations about compensation, programs and policies when requested by the Committee or its Chair.  The other named executives have no related involvement with the Committee.

As requested by the Committee or its Chair, the CEO and other management personnel attend Committee meetings, but are excused at such times as the Committee deems appropriate.

Stock Ownership Guidelines

To more closely align their interests with those of shareholders, our stock ownership guidelines for our officers, including the named executives, are as follows: for the CEO, the guidelines specify stock ownership representing five times his base salary within five years after becoming CEO; for the other named executives, the guidelines specify stock ownership representing three times their base salary within five years after becoming an executive officer.

Stock Option Grant Practices

Valspar’s annual stock option awards are granted in October of each year.  The Corporation does not time its annual grants to coordinate with the release of material non-public information and does not coordinate or time the release of corporate information with grant dates.  On occasion, the Corporation grants options outside of the annual grant cycle for new hires and promotions.  Grants to executive officers are approved by the Committee with an effective date of grant on the date of approval or, if later, the effective date of the new hire or promotion.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers.  Certain performance-based compensation is not subject to the limitation.  The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for the named executives.  However, deductibility is not the sole factor used to determine appropriate levels or types of compensation.  The provisions of our equity and annual incentive bonus plans are intended to permit tax deductibility of compensation income of the named executives received under those plans.  Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

2010 Summary Compensation Table

The following table presents information concerning compensation paid to or earned by our “named executives” for the fiscal years ended October 29, 2010, October 30, 2009 and October 31, 2008.

Name and Principal Position*	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)[7]
W.L. Mansfield	2010	$920,000	—	$1,937,500	$1,523,580	$1,981,680	$1,610,000	$455,701	$8,428,461
Chairman and	2009	900,000	$99,000	1,763,900	1,794,000	1,518,600	1,350,000	201,107	7,626,607
CEO[8]	2008	911,346		465,452	1,092,000	1,197,099	723,000	242,713	4,631,610

L.A. Walker	2010	405,000	—	581,250	357,780	513,945	—	150,302	2,008,277
Senior Vice	2009	375,000	24,500	528,125	493,350	375,375	—	62,125	1,858,475
President and CFO[8]	2008	349,039	—	126,650	553,300	322,255	—	56,489	1,407,733

G.E. Hendrickson	2010	541,000	—	1,575,022	759,780	1,057,113	—	276,096	4,209,011
President and	2009	525,000	42,000	776,200	1,041,900	646,575	—	113,147	3,144,822
COO[8]	2008	497,115		247,000	803,700	476,822	—	109,439	2,134,076

R. Engh	2010	457,000	—	451,875	305,520	579,933	—	165,335	1,959,663
Executive Vice	2009	442,000	29,000	406,688	420,900	453,629	—	77,501	1,829,718
President, General	2008	449,227	—	105,568	256,200	435,509	—	96,459	1,342,963
Counsel and
Secretary

A.L. Blaine	2010[9]	319,000	—	313,399	209,040	373,549	—	119,368	1,334,356
Senior Vice
President,
Human Resources

____________________

* as of October 29, 2010

(1)	This column represents a discretionary cash bonus awarded by the Committee for fiscal 2009 (awarded and paid in December 2009).
(2)

This column represents the fair value on the date of grant with respect to restricted stock grants to all named executives under annual formula grants and the following additional grants as additional compensation for their services:  Mr. Mansfield received a restricted stock grant of 20,000 shares on February 23, 2005 with a market value of $459,500; Ms. Walker received a restricted stock grant of 8,983 shares on April 19, 2006 with a market value of $250,000; Mr. Hendrickson received a restricted stock grant of 17,966 shares on April 19, 2006 with a market value of $500,000 and a restricted stock grant of 74,405 shares on December 9, 2009 with a market value of $2,000,000; and Mr. Blaine received a restricted stock grant of 1,809 shares on January 3, 2007 with a market value of $50,000.

(3)

This column represents the aggregate grant date fair value of the grant with respect to stock options granted in the years indicated.  In addition to the annual formula stock option grants during this period, as additional compensation for their services in fiscal 2008, Ms. Walker and Mr. Hendrickson received a stock option grant of 50,000 shares and 75,000 shares, respectively.  The fair value was calculated in accordance with stock-based accounting rules (FASB ASC 718).

(4)

This column represents the cash bonuses earned in fiscal years 2008, 2009 and 2010 (and paid during the first quarter of the following fiscal year) under the Annual Incentive Bonus Plan, based on the achievement of specified financial measures, and earned under the prior Long-Term Incentive Plan (“LTIP”) in fiscal years 2008 and 2009, based on the achievement by Valspar of a specified range of earnings per share for the three-year period ending with each such fiscal year.  In fiscal 2010, Mr. Mansfield received an Annual Incentive Bonus of $1,981,680.  In fiscal 2009, Mr. Mansfield received an Annual Incentive Bonus of $1,263,600 and an LTIP payment of $255,000.  In fiscal 2008, Mr. Mansfield received an Annual Incentive Bonus of $297,099 and an LTIP payment of $900,000. In fiscal 2010, Ms. Walker received an Annual Incentive Bonus of $513,945.  In fiscal 2009, Ms. Walker received an Annual Incentive Bonus of $304,500 and an LTIP payment of $70,875.  In fiscal 2008, Ms. Walker received an Annual Incentive Bonus of $66,317 and an LTIP payment of $255,938.  In fiscal 2010, Mr. Hendrickson received an Annual Incentive Bonus of $1,057,113.  In fiscal 2009, Mr. Hendrickson received an Annual Incentive Bonus of $526,575 and an LTIP payment of $120,000.  In fiscal 2008, Mr. Hendrickson received an Annual Incentive Bonus of $116,822 and an LTIP payment of $360,000.  In fiscal 2010, Mr. Engh received an Annual Incentive Bonus of $579,933.  In fiscal 2009, Mr. Engh received an Annual Incentive Bonus of $358,904 and an LTIP payment of $94,725.  In fiscal 2008, Mr. Engh received an Annual Incentive Bonus of $85,353 and an LTIP payment of $350,156.  In fiscal 2010, Mr. Blaine received an Annual Incentive Bonus of $373,549.

(5)

This amount reflects the aggregate annual increase in the actuarial present value of Mr. Mansfield’s SERP from October 30, 2009 to October 29, 2010, October 31, 2008 to October 30, 2009, and October 26, 2007 to October 31, 2008.

(6)

This column represents perquisites and other personal benefits; dividends on restricted stock grants; and contributions or allocations by Valspar to defined contribution or savings plans (tax qualified and supplemental), all as shown in the 2010 Components of All Other Compensation table below.

(7)

The amount shown represents the sum of all columns of the Summary Compensation Table.  Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements Awarded in Fiscal 2010,” beginning on page 12.

(8)

Mr. Mansfield has been Chief Executive Officer since February 2005 and served as President from February 2005 through February 2008; Ms. Walker has been Senior Vice President and Chief Financial Officer since February 2008 and served as Vice President, Treasurer and Controller from October 2004 through February 2008; Mr. Hendrickson has been President and Chief Operating Officer since February 2008 and served as Senior Vice President from July 2005 through February 2008.

(9)	Mr. Blaine was not a named executive in fiscal years 2008 and 2009.

The following table presents information concerning components of All Other Compensation referenced in the Summary Compensation Table paid to or earned by our named executives for the fiscal year ended October 29, 2010.  This table is not required, however, we believe it may be helpful to readers in understanding certain components of other compensation paid to our named executives.

2010 Components of All Other Compensation

	Perquisites and Other Personal Benefits[1]	Restricted Stock Dividends[2]	Valspar Contribution to Defined Contribution Plans[3]	Lost ERISA[4]	Total
W.L. Mansfield	$18,432	$49,727	$32,500	$355,042	$455,701
L.A. Walker	14,738	17,622	32,500	85,442	150,302
G.E. Hendrickson	14,502	77,551	32,500	151,543	276,096
R. Engh	12,797	12,424	32,500	107,614	165,335
A.L. Blaine	16,200	8,581	32,500	62,087	119,368

____________________

(1)	W.L. Mansfield — $7,000 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $2,432 for premium equivalent value for life insurance.

L.A. Walker — $2,700 paid by Valspar for tax preparation and/or financial planning; $581 for personal use of company car; $6,404 for automobile allowance; $3,811 for automobile buyout; $1,242 for life insurance.

G.E. Hendrickson — $3,000 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $1,242 for life insurance; $1,260 for personal use of country club.
R. Engh — $9,000 for automobile allowance; $2,322 for life insurance; $1,225 for annual physical; $250 for personal use of country club.
A.L. Blaine — $6,660 paid by Valspar for tax preparation and/or financial planning; $9,000 for automobile allowance; $540 for premium equivalent value for life insurance.
(2)	Dividends paid on restricted stock grants that were subject to a risk of forfeiture during fiscal year 2010.
(3)	Annual contribution by the Corporation to The Valspar Savings and Retirement Plan.
(4)

Discretionary cash payment for the dollar amounts that would have been contributed to defined contribution plans but for the limitations imposed by U.S. income tax regulations on the amount of compensation that an employee may save under the Corporation’s defined contribution plans, and consequently the amount of matching contributions the Corporation can make under the plans.

The following table presents information regarding the grants of annual incentive bonus compensation, stock options and restricted stock during fiscal 2010 to our executive officers named in the Summary Compensation Table.

2010 Grants of Plan-Based Awards

									All Other Option Awards Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh.)[5]	Grant Date Fair Value of Stock and Option Awards[3,6,7]

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]
Name	Type of Award[1]	Grant Date	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $
W.L. Mansfield	AIB	—	$0	$1,012,000	$2,024,000
	RS	01/06/11[8]				$0	$1,550,000	$1,937,500			$1,937,500
	SO	10/13/10							189,500	$31.57	1,523,580

L.A. Walker	AIB	—	$0	263,250	526,500
	RS	01/06/11[8]				$0	425,000	531,250			531,250
	SO	10/13/10							44,500	$31.57	357,780

G.E. Hendrickson	AIB	—	$0	541,000	1,082,000
	RS	01/06/11[8]				$0	900,000	1,125,000			1,125,000
	SO	10/13/10							94,500	$31.57	759,780

R. Engh	AIB	—	$0	297,050	594,100
	RS	01/06/11[8]				$0	361,500	451,875			451,875
	SO	10/13/10							38,000	$31.57	305,520

A.L. Blaine	AIB	—	$0	191,400	382,800
	RS	01/06/11[8]				$0	248,500	310,625			310,625
	SO	10/13/10							26,000	$31.57	209,040

____________________

(1)	Type of Award: AIB – Annual Incentive Bonus; RS – Restricted Stock; SO – Non-Qualified Stock Option.
(2)

The amounts shown for the AIB for 2010 represent estimated possible payouts under the Annual Incentive Bonus for fiscal 2010 depending on Valspar’s financial performance.  The actual amounts earned for fiscal 2010 are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.  The amount that can be earned ranges from zero to 200% of the target payout amount.  The dollar values for the AIB actually earned for fiscal 2010 were as follows: Mr. Mansfield, $1,981,680; Ms. Walker, $513,945; Mr. Hendrickson, $1,057,113; Mr. Engh, $579,933; and Mr. Blaine, $373,549.

(3)

The amounts shown for RS represent estimated possible payouts under the form of restricted stock grants for fiscal 2010 depending on Valspar’s financial performance.  Based on fiscal 2010 performance, the dollar values of these RS awards actually earned for fiscal 2010 were as follows:  Mr. Mansfield, $1,937,500; Ms. Walker, $531,250; Mr. Hendrickson, $1,125,000; Mr. Engh, $451,875; and Mr. Blaine, $310,625.  Fiscal 2010 awards are made in January 2011, with the number of shares equal to the dollar value of the award, divided by the average closing price of one share of stock on the NYSE for the ten business days immediately prior to the date the restricted stock is issued.

(4)	Non-qualified stock options granted in October 2010 have a ten-year term and vest in equal installments over three years.
(5)	Exercise price is the fair market value of Valspar’s common stock, defined as the closing price on the NYSE on the date of grant.
(6)

In addition to the awards described in the table, each named executive also received a grant of restricted stock on January 7, 2010, based on partial achievement of performance goals for fiscal 2009 under the Key Employee Plan.  The dollar values and numbers of shares of the actual restricted stock awards on January 7, 2010 were as follows:  Mr. Mansfield, $1,763,900 – 63,771 shares; Ms. Walker, $478,125 – 17, 286 shares; Mr. Hendrickson, $676,200 – 24,447 shares; Mr. Engh, $406,688 – 14,703 shares; and Mr. Blaine, $279,314 – 10,098 shares.

(7)

The amount shown for stock options is the aggregate grant date fair value of the option grant calculated in accordance with stock-based accounting rules (FASB ASC 718).  For restricted stock, the amount shown is the market value of the actual grant.

(8)

On January 6, 2011, the RS awards for fiscal 2010 performance were granted.  The “Estimated Possible Payouts” listed in the table were based on the LTI values and performance goals established on December 9, 2009 for each individual for fiscal 2010.

Additional information about the elements of compensation paid to the named executives can be found in “Compensation Program Elements Awarded in Fiscal 2010,” beginning on page 12.

The following table presents information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on October 29, 2010 for our executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards[1]						Stock Awards[2]
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
W.L. Mansfield	10/15/03	36,000	0	$23.94		10/15/13	01/10/08	6,471	$207,719
	10/13/04	40,000	0	23.34		10/13/14	01/08/09	23,399	751,108
	02/23/05	250,000	0	22.93	5	02/23/15	01/07/10	63,771	2,047,049
	10/19/05	68,000	0	21.57		10/19/15
	10/18/06	65,000	0	26.87		10/18/16
	10/17/07	200,000	0	25.48		10/17/17
	10/15/08	173,334	86,666	18.01		10/15/18
	10/21/09	86,667	173,333	26.37		10/21/19
	10/13/10	0	189,500	31.57		10/13/20

L.A. Walker	10/17/01	17,000	0	16.80		10/17/11	04/19/06	8,983	288,354
	10/16/02	12,000	0	20.65		10/16/12	01/10/08	1,259	40,414
	10/15/03	10,000	0	23.94		10/15/13	01/08/09	4,328	138,929
	10/13/04	12,000	0	23.34		10/13/14	01/07/10	17,286	554,881
	10/19/05	14,000	0	21.57		10/19/15
	04/19/06	0	35,932	27.83		04/19/16
	10/18/06	13,000	0	26.87		10/18/16
	10/17/07	37,500	0	25.48		10/17/17
	02/27/08	0	50,000	22.68		02/27/18
	10/15/08	47,667	23,833	18.01		10/15/18
	10/21/09	23,834	47,666	26.37		10/21/19
	10/13/10	0	44,500	31.57		10/13/20

G.E. Hendrickson	10/15/03	20,000	0	23.94		10/15/13	04/19/06	17,966	576,709
	10/13/04	20,000	0	23.34		10/13/14	01/10/08	2,167	69,561
	10/19/05	25,000	0	21.57		10/19/15	01/08/09	8,300	266,430
	04/19/06	0	71,865	27.83		04/19/16	12/09/09	74,405	2,388,401
	10/18/06	24,000	0	26.87		10/18/16	01/07/10	24,447	784,749
	10/17/07	71,500	0	25.48		10/17/17
	02/27/08	0	75,000	22.68		02/27/18
	10/15/08	67,334	33,666	18.01		10/15/18
	10/21/09	50,334	100,666	26.37		10/21/19
	10/13/10	0	94,500	31.57		10/13/20

R. Engh	10/17/01	57,000	0	16.80		10/17/11	01/10/08	2,425	77,843
	10/16/02	32,000	0	20.65		10/16/12	01/08/09	5,961	191,348
	10/15/03	32,000	0	23.94		10/15/13	01/07/10	14,703	471,966
	10/13/04	32,000	0	23.34		10/13/14
	10/19/05	30,000	0	21.57		10/19/15
	10/18/06	24,000	0	26.87		10/18/16
	10/17/07	51,500	0	25.48		10/17/17
	10/15/08	40,667	20,333	18.01		10/15/18
	10/21/09	20,334	40,666	26.37		10/21/19
	10/13/10	0	38,000	31.57		10/13/20

A.L. Blaine	01/03/07	16,000	0	28.52		01/03/17	01/10/08	1,269	40,735
	10/17/07	35,500	0	25.48		10/17/17	01/08/09	4,113	132,027
	10/15/08	28,000	14,000	18.01		10/15/18	01/07/10	10,098	324,146
	10/21/09	14,000	28,000	26.37		10/21/19
	10/13/10	0	26,000	31.57		10/13/20

____________________

(1)

Option Vesting – grants vest in equal annual installments over three years, starting one year from date of grant, with the exceptions of Ms. Walker’s and Mr. Hendrickson’s grants dated 4/19/06 and 2/27/08 which features cliff vesting five years from date of grant.

(2)

Stock Awards – all grants of restricted stock feature cliff vesting for three years from the date of grant, with the exception of Ms. Walker’s and Mr. Hendrickson’s restricted stock grants dated 4/19/06 and Mr. Hendrickson’s restricted stock grant dated 12/9/09.

(3)	The market value of stock reported is based on the closing price of Valspar’s stock on the NYSE at fiscal year-end of $32.10.

The following table presents information regarding the number of shares acquired and the value realized on the exercise of stock options in fiscal 2010 and the number of shares acquired and the value realized on vesting in fiscal 2010 for our executive officers named in the Summary Compensation Table.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[2]
W.L. Mansfield	116,000	$1,186,800	—	—
L.A. Walker	8,000	133,040	—	—
G.E. Hendrickson	82,200	1,070,766	—
R. Engh	49,000	819,525	—	—
A.L. Blaine	—	—	1,809	$50,381

____________________

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of Valspar’s common stock on the date of exercise.
(2)

The amount of shares reported are restricted stock granted to Mr. Blaine at time of hire on January 3, 2007 under the 2001 Stock Incentive Plan that vested in January 2010.  The value realized on the vesting of stock awards is based on the fair market value of Valspar’s common stock on the vesting date.

2010 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
W.L. Mansfield	The Valspar Corporation
Supplemental Executive Retirement
	Plan for William L. Mansfield[1]	—	$5,975,000[2]	N/A
L.A. Walker	None	—	—	—
G.E. Hendrickson	None	—	—	—
R. Engh	None	—	—	—
A.L. Blaine	None	—	—	—

____________________

(1)	The terms of the Supplemental Executive Retirement Plan (SERP) for Mr. Mansfield are described below under “Potential Payments Upon Termination or Change in Control.”
(2)

This amount reflects the present value of accumulated benefits of Mr. Mansfield’s SERP, which was established in June 2005.  The following assumptions were applied to obtain the present value of accumulated benefit: Lump-Sum Discount Rate – 3.50%; and Retirement Date – October 29, 2010 as well as the provisions found in “Potential Payments Upon Termination or Change in Control” – “SERP for Chief Executive Officer,” on page 23.

Potential Payments Upon Termination or Change in Control

Termination Other Than Upon Change in Control

Upon a termination of employment (other than upon a change in control), the executive officers are entitled to payments and other benefits under a variety of Valspar plans and programs.  We believe these agreements help the company hire and retain qualified executives.  Benefits and payments are maintained if termination is due to retirement, death or disability, but benefits and payments are limited or forfeited if termination is voluntary or for cause.

Stock Options

Stock options granted under the 1991 Stock Option Plan and under the 2009 Omnibus Equity Plan have the following attributes:

1991 Stock Option Plan:

•

Retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term (subject to a three-year limitation for options granted before October 2007).

•	Retirement after age 60 — options vest immediately and are exercisable for the remainder of their term (subject to a three-year limitation for options granted before October 2007).
•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.
•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.
•	Termination for cause — forfeit of all outstanding grants (to the extent not previously exercised).
2009 Omnibus Equity Plan:
•	Retirement after age 55 with an executed three-year non-compete agreement — options vest immediately and are exercisable for the remainder of their term.
•	Death and disability — options vest immediately with one year to exercise, not to exceed original option term.
•	Termination — only the portion vested is exercisable within 30 days of termination, not to exceed original option term.
•	Termination for cause — forfeit of all outstanding grants (to the extent not previously exercised).

Restricted Stock

Restricted stock grants made under the Key Employee Annual Bonus Plan, the 2001 Stock Incentive Plan, and under the 2009 Omnibus Equity Plan, have the following attributes:

Key Employee Annual Bonus Plan:
•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock grants vest immediately.
•	Retirement after age 60 — outstanding restricted stock grants vest immediately.
•	Death and disability — outstanding restricted stock grants vest immediately.
•	Termination — forfeit of all outstanding restricted stock grants.
•	Termination for cause — forfeit of all outstanding restricted stock grants.
2001 Stock Incentive Plan:
•	Retirement — forfeit if prior to lapse of restrictions.
•	Death and Disability — outstanding restricted stock grants vest immediately.
•	Termination — forfeit of all outstanding restricted stock grants.
•	Termination for cause — forfeit of all outstanding restricted stock grants.
2009 Omnibus Equity Plan (effective with fiscal year 2010):
•	Retirement after age 55 with an executed three-year non-compete agreement — outstanding restricted stock grants vest immediately.
•	Death and Disability — outstanding restricted stock grants vest immediately.
•	Termination — forfeit of all outstanding restricted stock grants.
•	Termination for cause — forfeit of all outstanding restricted stock grants.

Officer Retiree Medical Program

•

Retirement after age 55 — the officer is entitled to receive retiree medical if he or she has served three consecutive years as an officer and is not in competition with Valspar at any time after termination of employment.

•

Included dependents — the spouse and any eligible dependents of the retiree who, immediately prior to the retiree’s termination of employment, are covered under the retiree medical plan are eligible for coverage.

•

Coverage — the eligible persons are covered from the date of termination, at the same coverage available to an active employee for the retiree’s and spouse’s life.  Eligible dependents are covered until the dependent ceases to be eligible under the plan.  The coverage becomes secondary to Medicare coverage.

•

Premiums — the company charges the retiree (or his or her spouse) for the full cost of the coverage premiums, but the company reimburses the retiree for that portion of the coverage premiums that the company would have paid if the retiree were an active employee, and also provides a gross-up payment for taxes that relate to the medical benefit.

SERP for Chief Executive Officer

•

Effective June 22, 2005, Valspar established an unfunded supplemental executive retirement plan (the “SERP”) for William L. Mansfield, then Valspar’s President and Chief Executive Officer.  The SERP was amended and restated effective December 31, 2008, to comply with Section 409A of the Internal Revenue Code and changes to Minnesota income tax laws.

•

The SERP was designed to provide additional benefits upon retirement of Mr. Mansfield at or after age 60, tied to a fixed percentage of his average base salary and annual cash incentive bonus over the five highest compensation years out of the most recent ten-year period of employment prior to termination.

•

Mr. Mansfield will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, change in control of Valspar, normal retirement at or after age 60 or involuntary termination by Valspar other than for cause.

•	Valspar’s obligation to pay the SERP benefit is unfunded and unsecured.

•

The SERP benefit will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of the average of Mr. Mansfield’s highest five years of compensation over the ten years prior to termination, with such percentages described below.

•	Determination of SERP Benefit:

	o	The payment is equal to the “target pension” (described below), less an offset for benefits received under The Valspar Savings and Retirement Plan and the Lost ERISA plan.

	o	The target pension level is determined 90 days prior to the payment of the SERP benefit, and the benefit offset is determined on the date of separation, death or disability.

•	Target Pension:

Age at Separation of Service*	Percentage of Average Monthly Compensation
60	25%
61	28%
62	31%
63	34%
64	37%
65	40%

____________________

* Mr. Mansfield is currently 62 years old.

Severance Policy for Officers

The Compensation Committee has approved a severance policy for officers, providing for certain severance benefits in the event of termination without cause, but only if the officer signs a three-year non-compete agreement:

•	One year’s base pay

•	Immediate vesting of all stock options

•	Retiree medical benefits if the officer has reached age 55

Hypothetical Termination Payments

The following tables provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for various scenarios involving termination of employment (other than a change in control) if the triggering events for the payments had each occurred on October 29, 2010.  The tables use the closing price of our common stock of $32.10 as of October 29, 2010.  These benefits are in addition to benefits available prior to the occurrence of any termination of employment to all salaried employees, such as distributions under The Valspar Savings and Retirement Plan and equity awards that are currently vested.

W.L. Mansfield	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$950,000	0	0	0
Cash Bonus	$1,981,680	$1,981,680	$1,981,680	1,981,680	0	$1,981,680	$1,981,680
Unvested Stock Options	0	2,314,757	2,314,757	2,314,757	0	2,314,757	2,314,757
Unvested Restricted Stock	0	3,005,876	3,005,876	0	0	3,005,876	3,005,876
Retiree Medical	0	114,000	114,000	114,000	0	67,000	67,000
SERP	0	0	5,975,000	5,975,000	0	5,975,000	5,975,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$1,981,680	$7,416,313	$13,391,313	$11,335,437	0	$13,344,313	$13,344,313

L.A. Walker	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$450,000	0	0	0
Cash Bonus	$513,945	$513,945	$513,945	513,945	0	$513,945	$513,945
Unvested Stock Options	0	632,518	1,256,948	632,518	0	1,256,948	1,256,948
Unvested Restricted Stock	0	734,224	734,224	0	0	1,022,578	1,022,578
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$513,945	$1,880,687	$2,505,117	$1,596,463	0	$2,793,471	$2,793,471

G.E. Hendrickson	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$565,000	0	0	0
Cash Bonus	$1,057,113	$1,057,113	$1,057,113	1,057,113	0	$1,057,113	$1,057,113
Unvested Stock Options	0	1,101,255	2,114,619	1,101,255	0	2,114,619	2,114,619
Unvested Restricted Stock	0	1,120,739	1,120,739	2,388,401	0	4,085,849	4,085,849
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$1,057,113	$3,279,107	$4,292,471	$5,111,769	0	$7,257,581	$7,257,581

R. Engh	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$442,000	0	0	0
Cash Bonus	$579,933	$579,933	$579,933	579,933	0	$579,933	$579,933
Unvested Stock Options	0	539,648	539,648	539,648	0	539,648	539,648
Unvested Restricted Stock	0	741,157	741,157	0	0	741,157	741,157
Retiree Medical	0	275,000	275,000	275,000	0	188,000	188,000
Perquisites	0	0	0	0	0	0	0
TOTALS	$579,933	$2,135,738	$2,135,738	$1,836,581	0	$2,048,738	$2,048,738

A.L. Blaine	Voluntary Termination	Early Retirement Age 55 w/non-compete	Normal Retirement Age 60	Involuntary not for Cause Termination	Involuntary for Cause Termination	Death	Disability
Cash Severance	0	0	0	$325,000	0	0	0
Cash Bonus	$373,549	$373,549	$373,549	373,549	0	$373,549	$373,549
Unvested Stock Options	0	371,480	371,480	371,480	0	371,480	371,480
Unvested Restricted Stock	0	496,908	496,908	0	0	496,908	496,908
Retiree Medical	0	0	0	0	0	0	0
Perquisites	0	0	0	0	0	0	0
TOTALS	$373,549	$1,241,937	$1,241,937	$1,070,029	0	$1,241,937	$1,241,937

Change in Control Arrangements

Valspar has entered into agreements with the named executives providing for the continued employment of such executives for a period of up to two years following a change in control of Valspar.  During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control.  The change in control agreements each have a two-year term, subject to an annual evergreen extension for an additional two years.  The Corporation is permitted to terminate the agreement by providing the executive with written notice of termination at least 60 days prior to the next annual renewal date.  The employment and severance compensation provisions of the agreement do not, however, take effect until a Change in Control (defined below) has occurred during the term of the agreement.

Under the change in control agreements, an executive becomes entitled to a lump sum payment and the continuation of certain benefits upon any termination of the executive’s employment with Valspar (or an applicable subsidiary), after a change in control, for any reason other than:  (a) by the executive without good reason; (b) by Valspar as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive.  Severance payments required under each agreement include a lump sum amount equal to three times the named executive’s annual base salary and target annual bonus (plus three years of continued benefits).  For this purpose, the “annual base salary” is defined as the 12 times the highest monthly base salary paid (or payable) to the executive in the one-year period preceding the month in which a Change in Control Period (as defined below) begins; and the “target annual bonus” is defined as the targeted annual cash bonus payment for the fiscal year during which a Change in Control Period begins.  The Corporation will also be obligated to provide the executive (and his or her family) with health care and life insurance benefits at least equal to, and at the same after-tax cost, as those which would have been provided absent a termination (subject to alteration in the event that such benefits are later increased to peer executives at the Corporation).

Under the change in control agreements, Valspar will at its sole expense provide a terminated executive with outplacement services substantially similar to those available to the executive immediately prior to the change in control.  In addition, Valspar will pay all legal fees and expenses that an executive reasonably incurs as a result of any contest (regardless of the outcome thereof) respecting the validity or enforceability of, or liability under, any provision of the executive’s change in control agreement or any guarantee of performance thereof (including as a result of any contest by the executive about the amount of any payment pursuant to the change in control agreement), plus interest.  Finally, Valspar will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

Definitions

“Change in Control” means any of the following:

•

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Corporation or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors provided, however, that (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation and (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliated company do not constitute a Change in Control;

•

individuals who, as of the date of the agreement, constitute the Board of Directors (the “Incumbent Board”), together with any individuals becoming a director after the date of the agreement whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, ceasing for any reason to constitute at least a majority of the Board of Directors;

•

subject to certain limited exceptions, any consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”); or

•	approval by our stockholders of a complete liquidation or dissolution of Valspar.

“Change in Control Period” means the period commencing on the date of the agreement and ending on the second anniversary of that date; provided, however, that, commencing on each anniversary date of a change in control agreement (such date, the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Corporation shall give notice to the executive that the Change in Control Period shall not be so extended.

“Good Reason” means:

•

the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any action by the Corporation that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Corporation’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•

any failure by the Corporation to comply with any of the compensation-related provisions of the change in control agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the executive;

•

requiring the executive to be based at (i) any office or location other than as determined under the change in control agreement and that increases the distance or duration of the executive’s commute, (ii) a location other than the principal executive offices of the Corporation if the executive was employed at such location immediately prior to any change in control or (iii) any location that increases the distance or duration of the executive’s commute;

•	any purported termination by the Corporation of the executive’s employment otherwise than as expressly permitted by the change in control agreement; or

•	any other action or inaction that constitutes a material breach by the Corporation of the change in control agreement.

For the above purposes, any good faith determination of Good Reason made by the executive shall be conclusive.  The executive’s mental or physical incapacity following the occurrence of an event constituting Good Reason shall not affect the executive’s ability to terminate employment for Good Reason, and the executive’s death following delivery of a notice of termination for Good Reason shall not affect the entitlement of the executive’s estate to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

“Cause” means (1) the willful and continued failure of an executive to perform substantially the executive’s duties (other than any failure resulting from incapacity due to physical or mental illness or following the executive’s delivery of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the executive by the Board of Directors that specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (2) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation.  For these purposes, no act, or failure to act, on the part of an executive is considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Corporation.  In this regard, any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board of Directors (or the board of directors of an applicable subsidiary), or (B) the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Corporation.

In addition to the change in control agreements, Valspar’s equity and non-equity compensation plans also contain provisions regarding changes in control.  Under the equity plans, including the 2009 Omnibus Equity Plan, and under individual award agreements, any unvested stock options and restricted stock vest immediately upon a change in control of Valspar and stock options are exercisable for the remainder of their term.

Potential Payments Upon Change in Control

The following table provides information on the potential payments that would have been payable to each of the named executives under existing contracts, agreements, plans or arrangements, for a change in control if the change in control and any other triggering event for the payments had each occurred on October 29, 2010.

Name	Cash Severance[1]	Stock Options[2]	Restricted Stock[3]	Retiree Medical[4]	SERP[5]	Gross Up Payment[6]	TOTAL
W.L. Mansfield	$5,985,000	$2,314,757	$3,005,876	$12,000	$5,975,000	$—	$17,292,633
L.A. Walker	2,227,500	1,256,948	1,022,578	39,000	—	1,120,804	5,666,830
G.E. Hendrickson	3,390,000	2,114,619	4,085,849	39,000	—	1,657,469	11,286,937
R. Engh	2,187,900	539,648	741,157	42,000	—	—	3,510,705
A.L. Blaine	1,560,000	371,480	496,908	21,000	—	685,045	3,134,433

____________________

(1)	Cash severance includes three times the base salary and target bonus amounts in effect as of October 29, 2010.
(2)	Represents acceleration of unvested stock options with the value being the difference between the aggregate market price at fiscal year-end of $32.10 and the aggregate exercise price.
(3)	Represents the aggregate fair market value of the restricted stock for which vesting would be accelerated as of the date of the change in control.
(4)

Represents 36 months of coverage to the executive, at active employee rates, for health insurance, life insurance, dental insurance and disability insurance benefits, less the value of benefits broadly available to non-executives upon a change in control.

(5)	This amount reflects the present value of accumulated benefits of Mr. Mansfield’s SERP that would be payable in a single lump sum upon a change in control as of October 29, 2010.
(6)

This amount reflects the amount equal to the excise tax and taxes thereon charged, if any, to the named executives as a result of any change in control payments under Section 280G of the Internal Revenue Code.

Director Compensation

Fees Payable in Cash or Stock.  In fiscal 2010, non-employee directors received an annual cash retainer of $75,000, except that the Chairs of the Audit and Compensation Committees received an annual cash retainer of $90,000 and the Lead Director, Mr. Curler, received an annual cash retainer of $110,000.  At a director’s option, the annual retainer may be paid in cash or by Valspar purchasing shares of its common stock in the open market quarterly on behalf of the director.  Any costs of such purchases are paid by Valspar.  No meeting fees are paid to directors.

Non-employee directors appointed to any subcommittee of the standing committees of the Board of Directors receive an additional cash retainer of $5,000.

Annual Stock Award.  Each non-employee director is granted a stock award every year under the 2009 Omnibus Equity Plan.  For grants in respect of service in fiscal year 2010, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting was granted on the date of such meeting a stock award with a value equal to $75,000.  The non-employee directors received a stock award on October 13, 2010:  Mr. Bode, 2,376 shares; Mr. Cook, 1,250 shares; Mr. Curler, 2,376 shares; Mr. Friendly, 2,376 shares; Mr. Gaillard, 2,376 shares; Ms. Haugarth, 2,376 shares; Dr. Jemison, 2,376 shares; Mr. Newlin, 2,376 shares; and Mr. Palen, 2,376 shares.

New Director Restricted Stock Award.  New non-employee directors of Valspar receive a stock award, intended to attract new directors of high caliber and qualifications and recognize their immediate contributions to Valspar.  The stock award is equal to his or her current annual retainer.  The stock award is restricted for five years, and the director must be serving as a member of the Board on the date the restrictions lapse to receive the award.  In fiscal 2010, a stock award was made to Mr. Cook under the 2009 Omnibus Equity Plan upon joining the Board on April 23, 2010.  The stock award was for 2,287 shares with the number of shares determined by dividing $75,000 by the closing price of Valspar stock on date of grant.

Board Retirement.  Option grants in October 2007, and subsequent grants, will be exercisable for their full remaining term following a non-employee director’s retirement.  Options granted prior to October 2007 are exercisable for a period of three years after the date the non-employee director retires, not to exceed the grant’s original expiration date.  Annual stock awards for a director who retires from the Board during the year will be prorated to reflect the partial year, and awarded at the same time as other director awards.

Reimbursement of Out-of-Pocket Expense.  Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from meetings of the Board of Directors or its committees and for related activities, including director education courses.

2010 Director Compensation

The table below summarizes the compensation paid to non-employee directors during fiscal 2010.

Name	Fees Earned or Paid in Cash or Stock ($)[1,3]	Option Awards ($)[2]	Total $
J.S. Bode — Audit Chair	$90,000	$75,000	$165,000
W.M. Cook	51,975	114,450	166,425
J.H. Curler — Governance Chair / Lead Director	110,000	75,000	185,000
I.R. Friendly	75,000	75,000	150,000
C.W. Gaillard	75,000	75,000	150,000
J.S. Haugarth	75,000	75,000	150,000
M.C. Jemison	75,000	75,000	150,000
S.D. Newlin	75,000	75,000	150,000
G.R. Palen — Compensation Chair	90,000	75,000	165,000

____________________

(1)

Annual retainer of $75,000.  Chairs of the Audit and Compensation Committees receive an annual retainer of $90,000.  For his services as Lead Director in fiscal 2010, Mr. Curler received a retainer of $35,000, in addition to the annual director retainer of $75,000.  Directors may elect to receive all or a portion of their annual director retainers in Valspar common stock or cash.  The cash retainer is paid quarterly and shares are purchased quarterly on the open market, with commission paid by Valspar.

The following table presents information for those directors who elected to receive their annual retainer in Valspar common stock.

Purchase Date: Purchase Price:	March 10, 2010 $29.1022	June 9, 2010 $30.2857	September 8, 2010 $31.3672	December 8, 2010 $34.3054
	Number of Shares
W.M. Cook*	N/A	335	322	293
J.H. Curler	951	922	885	805
I.R. Friendly	648	629	604	549
C.W. Gaillard	648	629	604	549
J.S. Haugarth	648	629	604	549
S.D. Newlin	648	629	604	549
G.R. Palen	778	754	724	659

* Mr. Cook elected to receive his prorated 2010 retainer of $51,975 partially in stock ($30,000) and cash ($21,975).
(2)

The fair value of the stock award granted to each director in fiscal 2010 on the date of grant was $75,000 for each of the directors, except that such fair value was $114,450 for Mr. Cook which consisted of a $75,000 stock award upon joining the Board in April 2010 and $39,450 prorated stock award in October.  Outstanding stock awards at fiscal year-end:  Mr. Bode, 2,376 shares; Mr. Cook, 3,537 shares; Mr. Curler, 2,376 shares; Mr. Friendly, 2,376 shares; Mr. Gaillard, 2,376 shares; Ms. Haugarth, 2,376 shares; Dr. Jemison, 2,376 shares; Mr. Newlin, 2,376 shares; and Mr. Palen, 2,376 shares.

(3)	Mr. Cook joined the Board in April 2010.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on December 27, 2010 will be entitled to receive notice of and vote at the meeting.  As of the record date, there were outstanding and entitled to be voted at the meeting 97,179,481 shares of common stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of common stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding common stock of the Corporation.  Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,047,224[1]	6.2%

Iridian Asset Management LLC 276 Post Road West Westport, CT 06880	5,962,172[2]	6.1%

C. Angus Wurtele 4900 IDS Center 80 South 8th Street Minneapolis, MN 55402	5,954,165[3]	6.1%

____________________

(1)	Shares reported on Schedule 13G as of January 20, 2010. BlackRock, Inc., reports sole voting and dispositive power over 6,047,224 shares.
(2)	Shares reported on Schedule 13G as of January 27, 2010. Iridian Asset Management LLC, reports shared voting and dispositive power over 5,962,172 shares.
(3)	Shares reported on Schedule 13G as of February 10, 2010. Includes 38,400 shares owned by Mr. Wurtele’s wife.

Share Ownership of Management

The following table lists, as of December 27, 2010, the beneficial ownership of common stock for all directors, each of the named executives and all directors and executive officers as a group.  Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of common stock.

Name	Shares[1]		Name	Shares[1]
Anthony L. Blaine	117,404	[3]	Janel S. Haugarth	49,734	[2]
John S. Bode	66,216	[2]	Gary E. Hendrickson	461,817	[3,6]
William M. Cook	4,487	[2]	Mae C. Jemison	12,595	[2]
Jeffrey H. Curler	132,292	[2]	William L. Mansfield	1,138,023	[3,7]
Rolf Engh	554,850	[3,5]	Stephen D. Newlin	45,776	[2]
Ian R. Friendly	24,181	[2]	Gregory R. Palen	147,081	[2,4]
Charles W. Gaillard	118,630	[2]	Lori A. Walker	254,969	[3]
All directors and executive officers as a group				3,128,055	[2,3,4,5,6,7,8]

____________________

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)

Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows:  Mr. Bode, 56,100 shares; Mr. Cook, 0 shares; Mr. Curler, 90,900 shares; Mr. Friendly, 17,750 shares; Mr. Gaillard, 84,000 shares; Ms. Haugarth, 35,200 shares; Dr. Jemison, 0 shares; Mr. Newlin, 35,200 shares; and Mr. Palen, 88,400 shares.

(3)

Includes shares indirectly owned as of October 29, 2010 through The Valspar Savings and Retirement Plan, and over which each participant has sole voting power, as follows:  Mr. Mansfield, 0 shares; Ms. Walker, 7,106 shares; Mr. Hendrickson, 10,741 shares; Mr. Engh, 49,421 shares; Mr. Blaine, 5,515 shares; and executive officers as a group, 72,783 shares.  Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows:  Mr. Mansfield, 919,001 shares; Ms. Walker, 187,001 shares; Mr. Hendrickson, 278,168 shares; Mr. Engh, 262,501 shares; Mr. Blaine, 93,500 shares; and executive officers as a group, 1,740,171 shares.

(4)	Includes 240 shares owned by Mr. Palen’s wife.
(5)	Includes shares which are pledged as security, as follows: Mr. Engh – 219,839 shares.
(6)	Includes 14,620 shares held in a trust.
(7)	Includes 63,118 shares held in an IRA.
(8)	Percentage of the outstanding shares of common stock beneficially owned by these persons are as follows: Mr. Mansfield, 1.2%; all directors and executive officers as a group, 3.2%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the SEC certain reports regarding their ownership of common stock or any changes in such ownership.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 29, 2010, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

PROPOSAL 2

Advisory Vote on Executive Compensation (“Say-on-Pay” vote)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010.  The Dodd-Frank Act requires U.S. public corporations to propose an advisory (non-binding) vote on executive compensation.  The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value.  We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders.  See “Executive and Director Compensation – Compensation Discussion and Analysis,” beginning on page 10 for additional information on our executive compensation programs.

Proposal

The Corporation is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of The Valspar Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Corporation’s 2011 Proxy Statement.”

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THE ABOVE RESOLUTION AND THIS PROPOSAL.

As discussed in the Compensation Discussion and Analysis contained in this proxy statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal 2010 is reasonable and appropriate, is justified by the performance of the Corporation and is the result of a carefully considered approach.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis beginning on page 10:

•	The Corporation has performed well against its peers by relevant industry measures.

•

Our Compensation Committee has designed the compensation packages for our named executives to depend on the achievement of objective performance goals that the Committee believes drive long-term shareholder value.

•	As disclosed under Compensation Risk Analysis on page 9, our pay practices do not encourage management to take excessive risk.

•	We recognize the need to fairly compensate and retain a senior management team that has produced excellent operating results over the past several years.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors.  However, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

PROPOSAL 3

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (“Frequency” vote)

Background

The Dodd-Frank Act requires U.S. public corporations to propose an advisory (non-binding) vote on the frequency of holding an advisory Say-on-Pay stockholder vote regarding the compensation of named executive officers.  The Frequency vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or the Board of Directors.  However, the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value.  We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. See “Executive and Director Compensation – Compensation Discussion and Analysis” beginning on page 10 for additional information on our executive compensation programs.  We further believe that a Say-on-Pay vote should not be held more than once every three years.  The Board of Directors believes a three-year vote cycle will balance the interest of stockholders in providing regular input on executive compensation and the interest of the Board of Directors and the stockholders in allowing sufficient time to evaluate the long-term effectiveness of the Corporation’s executive compensation philosophy, policies and practices.

Proposal

The Corporation is presenting this proposal, which gives you as a stockholder the opportunity to express your view on the appropriate frequency (every three, two or one year(s), or abstain) of conducting an advisory Say-on-Pay stockholder vote on our executive compensation by voting for one of the following options:

“RESOLVED, that the stockholders approve, on an advisory basis, that The Valspar Corporation conduct an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures contained in the Corporation’s proxy statement for the relevant year, every:

[SELECT ONLY ONE OPTION BELOW]

☐  Three years;

☐  Two years;

☐  One year; or

☐  Abstain”

The option that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on executive compensation deemed to have been approved by the stockholders.

Position of Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS SELECT A THREE-YEAR PERIOD FOR CONDUCTING AN ADVISORY SAY-ON-PAY STOCKHOLDER VOTE BY VOTING “FOR” THE “EVERY THREE YEARS” OPTION IN THE ABOVE RESOLUTION.

As discussed above, the Corporation has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase long-term stockholder value.  We believe that our compensation policies and practices are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders.  See “Executive and Director Compensation – Compensation Discussion and Analysis” beginning on page 10 for additional information on our executive compensation programs.  In addition, the Board has determined that a three-year Say-on-Pay vote cycle is the best approach for the Corporation based on a number of considerations, including the following:

•

Significant elements of our compensation program are designed to induce and reward performance over a three-year period.  The Board has concluded that Say-on-Pay votes should occur over a similar time frame.

•

A three-year vote cycle will provide investors sufficient time to evaluate the effectiveness of our short and long-term compensation policies and practices and the related performance of the Corporation.

•

A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments, to implement any necessary changes to our executive compensation policies and practices and to evaluate the results of such changes before the next stockholder advisory vote.

•

The rules of the New York Stock Exchange require the Corporation to seek stockholder approval for new employee equity compensation plans and material revisions thereto.  This requirement provides our stockholders with the opportunity to provide additional feedback on important matters involving executive compensation, even in years when Say-on-Pay votes do not occur.

•

The Corporation will continue to engage with stockholders on executive compensation during the period between stockholder votes.  Also, as discussed under “Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors,” the Corporation provides stockholders the opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation Committee or the Board of Directors.  However, we value stockholders’ opinions, and we will consider the outcome of the Frequency vote when determining how often to hold a Say-on-Pay vote.

PROPOSAL 4

Appointment of Auditors

The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 28, 2011.  Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 29, 2010.  A representative of Ernst & Young LLP is expected to be present at the 2011 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees

Fees for audit services totaled $2,741,026 in 2010 and $2,690,023 in 2009, which includes fees associated with the annual financial statement audit, audit of internal controls over financial reporting, foreign statutory audits, the reviews of the Corporation’s quarterly reports on Form 10-Q and registration statements filed with the SEC.

Audit-Related Fees

Fees for audit-related services totaled $85,530 in 2010 and $23,250 in 2009. Audit-related services principally include accounting and reporting assistance, internal control and process reviews, as well as other audits required by contract or regulation.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning totaled $200,077 in 2010 and $263,328 in 2009.

All Other Fees

The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors.  As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation.  For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation.  In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer, General Counsel and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent registered public accounting firm (“Independent Auditors”).

The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors.  The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged with Governance), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations.

With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required under Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2011 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 29, 2010 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS

John S. Bode, Chair	Janel S. Haugarth
Ian R. Friendly	Mae C. Jemison

ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement.  If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2012 Stockholder Proposals

If you would like to submit a proposal for us to include in the proxy statement for our 2012 annual meeting, you must comply with Rule 14a-8 under the Securities Exchange Act of 1934 and the advance notice provisions of our Bylaws.  You must also make sure that we receive your proposal at our executive offices (sent c/o Corporate Secretary) by September 16, 2011.  Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

If you would like to recommend a person for consideration as a nominee for election as a director at our 2012 annual meeting, you must comply with the advance notice provisions of our Bylaws.  These provisions require that we receive your nomination at our executive offices (sent c/o Corporate Secretary) no earlier than September 16, 2011, and no later than October 16, 2011.  Additional information regarding the consideration of stockholder recommendations for nominees to the Board can be found in this Proxy Statement under the heading “CORPORATE GOVERNANCE – Director Nomination Process” beginning on page 7.

If you would like to present a proposal at our 2012 annual meeting without including it in our proxy statement, you must comply with the advance notice provisions of our Bylaws.  These provisions require that we receive your proposal at our executive offices (sent c/o Corporate Secretary) no earlier than September 16, 2011, and no later than October 16, 2011.

If the presiding officer at the 2012 annual meeting of stockholders determines that a stockholder proposal or stockholder director nomination was not submitted in compliance with the advance notice provisions of our Bylaws, the proposal or nomination will be ruled out of order and not acted upon.

The above information is only a summary of some of the requirements of the advance notice provisions of our Bylaws.  If you would like to receive a copy of the provisions of our Bylaws setting forth all of these requirements, you should write to our executive offices, c/o Corporate Secretary.

Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors

The Corporation’s Board of Directors has established several means for stockholders and other interested parties to communicate with the Corporation’s Board of Directors.  Concerns regarding the Corporation’s financial statements, accounting practices or internal controls should be submitted in writing to the Chairman of the Audit Committee in care of the Corporate Secretary at the Corporation’s headquarters address.  If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Governance Committee in care of the Corporate Secretary at the Corporation’s headquarters address.  Concerns regarding the Corporation’s executive compensation should be submitted in writing to the Chairman of the Compensation Committee in care of the Corporate Secretary at the Corporation’s headquarters address.  If a stockholder or other interested parties are unsure as to which category the concern relates, the concern may be communicated to any one of the independent directors in care of the Corporate Secretary at the Corporation’s headquarters address.  All communications will be sent to the applicable director(s).

The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders.  All directors attended last year’s Annual Meeting of Stockholders, except Stephen D. Newlin.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 14, 2011

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET OR TELEPHONE

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on February 16, 2011.

THE VALSPAR CORPORATION	INTERNET http://www.proxyvoting.com/val Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼  FOLD AND DETACH HERE  ▼

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 4 and FOR 3 YEARS on item 3.

Please mark your votes as indicated in this example	☒

(1)	To elect three directors (Class I) for a term of three years: Nominees:	FOR ALL	WITHOLD FOR ALL	*EXCEPTIONS				FOR	AGAINST	ABSTAIN
01 Ian R. Friendly 02 Janel S. Haugarth 03 William L. Mansfield		☐	☐	☐	(2)	To cast an advisory vote on the Corporation’s executive compensation (“Say-on-Pay” vote):		☐	☐	☐
					The Board of Directors recommends you vote 3 YEARS on the following proposal:		3 years	2 years	1 year	Abstain
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					(3)	To cast an advisory vote on the frequency for a stockholders’ advisory vote on the Corporation’s executive compensation (“Frequency” vote):	☐	☐	☐	☐

*Exceptions								FOR	AGAINST	ABSTAIN
					(4)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation:		☐	☐	☐

The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

								Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

LOCATION OF
THE VALSPAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

Thursday, February 17, 2011
11:00 A.M.

MEETING ADDRESS:	GUTHRIE THEATER 818 SOUTH 2nd STREET MINNEAPOLIS, MINNESOTA 55415
PARKING RAMP:	RIVERFRONT RAMP 212 9th AVENUE SOUTH MINNEAPOLIS, MINNESOTA 55415
(ACROSS THE STREET FROM THE GUTHRIE THEATER ON SOUTH 2nd STREET)

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/val

▼  FOLD AND DETACH HERE  ▼

THE VALSPAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY H. CURLER and WILLIAM L. MANSFIELD, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Thursday, February 17, 2011, at 11:00 A.M., at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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